  Exhibit 5.1

Gary R. Henrie
Attorney at Law
(Licensed in the States of Nevada and Utah)

P.O. Box 107  Telephone: 309-313-5092
315 Kimball’s Garden Circle  E-mail: grhlaw@hotmail.com
Nauvoo, IL 62354

February 13, 2019

GT Biopharma, Inc.
310 N. Westlake Blvd
Suite 206
Westlake Village, CA 91362

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

I have acted as counsel to GT Biopharma, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of up to an aggregate of 2,253,704 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), plus an indeterminate number of shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Act, which may be offered and sold from time to time by the selling stockholders named in the Registration Statement. The Shares consist of 2,253,704 shares of Common Stock issuable upon conversion of the senior convertible notes (the “Notes”).

As the basis for the opinions hereinafter expressed, I have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Certificate of Incorporation of the Company, as amended to date; (c) the Bylaws of the Company; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as I have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as I have deemed necessary or advisable for the purposes of this opinion. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

Based on such examination, I am of the opinion that the Shares are, or will be, when and to the extent issued upon conversion of the Notes will be validly issued, fully paid and nonassessable.

I express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). I express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom.

I consent to the use of this opinion as an exhibit to the Registration Statement, and I consent to the reference of my name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving my consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Gary R. Henrie
Gary R. Henrie